EXHIBIT 99.1

Sacks Parente Golf CEO Announces Resignation to Prioritize Family Health

CAMARILLO, CA, December 29, 2023 – Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, announces it has accepted the resignation of its Chief Executive Officer, Tim Triplett, effective immediately. Greg Campbell, Chairman of SPG’s Board of Directors, will assume responsibilities as Executive Chairman to facilitate a smooth transition while the Company commences a search for a new CEO.

Triplett’s decision to step down is driven by a deep commitment to his family as he redirects his focus to provide crucial support during a challenging time. To respect the privacy of his family, specific details will not be disclosed.

In a brief statement, Triplett said, “Family is my top priority, and in light of a significant health challenge faced by a close family member, I must step back to offer the care and attention they need. This decision is a personal one, and, while difficult, it is made with an unwavering dedication to those I hold dear.”

This decision is independent of SPG’s current performance or market conditions. Triplett stated, “I want to assure our stakeholders, employees, and partners that SPG is well positioned for continued success. The talented team and leadership in place will ensure the Company remains on its current trajectory of growth.”

The Board of Directors at SPG acknowledges and supports Triplett’s decision.

“Our thoughts are with Tim and his family during this very difficult personal time. We respect his commitment to his family and extend our best wishes them. We also appreciate the contributions Tim made during his tenure,” said Campbell. “Our focus at Sacks Parente remains on growing the Company.”

About Sacks Parente Golf

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories. The Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (U.L.B.P.) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact:

CORE IR

516-222-2560

investors@sacksparente.com